Exhibit 99.1

Corrected Financial Information

On August 6, 2023, ADTRAN Holdings, Inc. (the “Company”) issued a press release that reported the Company’s financial results for the fiscal quarter and six months ended June 30, 2023 (the “Earnings Release”). A copy of the Earnings Release was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K that was furnished to the Securities and Exchange Commission on August 7, 2023. As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on August 10, 2023 (the “August 10, 2023 Form 8-K”), subsequent to Company’s second fiscal quarter earnings call on August 8, 2023 and during the preparation of its unaudited condensed consolidated financial statements to be included in the Company’s Form 10-Q for the second fiscal quarter ended June 30, 2023 (the “Q2 Form 10-Q”), the Company determined that the principal amount of indebtedness outstanding under the Company’s revolving credit facility with a syndicate of banks, including Wells Fargo Bank, National Association (“Wells Fargo”), should be classified as noncurrent liabilities on the Company’s consolidated balance sheet. Therefore, the outstanding Wells Fargo revolving credit facility balances for the following prior periods were misclassified in the Earnings Release and have been adjusted from current to noncurrent liabilities on the balance sheets set forth in the Earnings Release as follows: $60.0 million as of December 31, 2022, and $200.0 million as of June 30, 2023. The adjustment of credit facility balances did not have any impact on, or result in any change to, the consolidated statements of income (loss), statements of cash flows and non-GAAP measures presented in the Earnings Release. Furthermore, the Company corrected an error in a supplemental disclosure of cash financing activities in the condensed consolidated statements of cash flow that appeared in the Earnings Release – cash used in operating activities related to operating leases, which amount for the six months ended June 30, 2023 should have been $5.082 million rather than $4.502 million.

Corrected versions of the condensed consolidated balance sheets and condensed consolidated statements of cash flows appearing in the Earnings Release are provided below (with the corrected or restated information identified by a “^”):

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2023		December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$124,294		$108,644
Short-term investments	3,089		340
Accounts receivable, net	239,565		279,435
Other receivables	32,394		32,831
Inventory, net	416,802		427,531
Prepaid expenses and other current assets	33,880		33,577

Total Current Assets	850,024		882,358
Property, plant and equipment, net	115,719		110,699
Deferred tax assets	82,076		67,839
Goodwill	388,163		381,724
Intangibles, net	355,084		401,211
Other non-current assets	60,634		66,998
Long-term investments	31,238		32,665

Total Assets	$1,882,938		$1,943,494

Liabilities, Redeemable Non-Controlling Interest and Equity
Current Liabilities
Accounts payable	$171,735		$237,699
Revolving credit agreements outstanding	10,912	^	35,936	^
Notes payable	—		24,598
Unearned revenue	48,030		41,193
Accrued expenses and other liabilities	26,807		35,235
Accrued wages and benefits	36,843		44,882
Income tax payable, net	15,314		9,032

Total Current Liabilities	309,641	^	428,575	^
Non-current revolving credit agreement outstanding	200,000	^	60,000	^
Deferred tax liabilities	44,614		61,629
Non-current unearned revenue	24,111		19,239
Pension liability	10,883		10,624
Deferred compensation liability	28,522		26,668
Non-current lease obligations	20,834		22,807
Other non-current liabilities	16,401		10,339

Total Liabilities	655,006		639,881
Redeemable Non-Controlling Interest	445,462		—
Equity
Common stock	787		781
Additional paid-in capital	766,428		895,834
Accumulated other comprehensive income	62,208		46,713
Retained (deficit) earnings	(41,010)		55,338
Treasury stock	(5,943)		(4,125)
Non-controlling interest	—		309,072

Total Equity	782,470		1,303,613

Total Liabilities, Redeemable Non-Controlling Interest and Equity	$1,882,938		$1,943,494

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(76,668)	$1,016
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	67,467	7,235
Amortization of debt issuance cost	291	—
(Gain) loss on investments	(4,530)	7,882
Stock-based compensation expense	8,103	3,781
Deferred income taxes	(31,962)	(93)
Other, net	130	27
Inventory reserves	20,885	(4,296)
Changes in operating assets and liabilities:
Accounts receivable, net	40,975	(14,315)
Other receivables	561	2,606
Inventory	(6,920)	(53,982)
Prepaid expenses, other current assets and other assets	7,105	671
Accounts payable	(67,923)	42,968
Accrued expenses and other liabilities	110	2,179
Income taxes payable, net	6,216	(1,597)

Net cash used in by operating activities	(36,160)	(5,918)

Cash flows from investing activities:
Purchases of property, plant and equipment	(20,118)	(3,285)
Proceeds from sales and maturities of available-for-sale investments	2,074	25,071
Purchases of available-for-sale investments	(580)	(17,002)
Proceeds from beneficial interests in securitized accounts receivable	1,156	—

Net cash (used in) provided by investing activities	(17,468)	4,784

Cash flows from financing activities:
Tax withholdings related to stock-based compensation settlements	(6,315)	(333)
Proceeds from stock option exercises	163	636
Dividend payments	(14,156)	(8,877)
Proceeds from draw on revolving credit agreements	163,729	28,000
Repayment of revolving credit agreements	(49,155)	(28,000)
Non-controlling interest put option buyback	(1,202)	—
Repayment of notes payable	(24,885)	—

Net cash provided by (used in) financing activities	68,179	(8,574)

Net increase (decrease) in cash and cash equivalents	14,551	(9,708)
Effect of exchange rate changes	1,099	(3,742)
Cash and cash equivalents, beginning of period	108,644	56,818

Cash and cash equivalents, end of period	$124,294	$43,368

Supplemental disclosure of cash financing activities:
Cash paid for interest	$4,719	$124
Cash used in operating activities related to operating leases	$5,082 ^	$915
Supplemental disclosure of non-cash investing activities:
Right-of-use assets obtained in exchange for lease obligations	$515	$552
Purchases of property, plant and equipment included in accounts payable	$2,662	$818